UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A No. 1

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 9, 2005

CanWest Petroleum Corporation (f/k/a Uranium Power Corporation)
(Exact name of registrant as specified in its charter)

Colorado	0-27659	98-0461154
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

206 - 475 Howe Street, Vancouver, British Columbia, Canada	V6C 2B3
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (604) 685-8355

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry in to a Material Definitive Agreement.

The Company files this amended report on Form 8-K report to clarify the material terms of the following agreement:

On August 9, 2005 CanWest Petroleum Corporation (“CanWest”) and its wholly owned subsidiary, Township Petroleum Corporation, ("Township") entered into a Joint Venture Agreement (the “Agreement”) with three unrelated parties (collectively the "Triple 7 Joint Venture"). The effective date of the Agreement is June 1, 2005.

The Agreement sets out the understanding of the parties to acquire certain leases located in Alberta, Canada and establishes payment and royalty procedures with regards to any leases acquired under the Agreement. Township, an Alberta corporation wholly owned by CanWest, shall own and administer the rights under the leases acquired (the "Acquired Leases"), and shall explore and evaluate, or cause to be explored or evaluated, the Acquired Leases.

CanWest has agreed to pay the Triple 7 Joint Venture $150,000 Canadian payable in common shares, to be shared equally between the parties to the Triple 7 Joint Venture, upon acquisition of the Acquired Leases. CanWest shall also pay to the Triple 7 Joint Venture partners, as ongoing fees, $150,000 in cash or common shares (at the discretion of CanWest) on the first and second anniversary dates of the Agreement. Shares issued under the Agreement are subject to "piggyback" registration rights. On the third anniversary date of the Agreement CanWest shall pay to the Triple 7 Joint Venture $450,000 Canadian per parcel of Acquired Leases that have not been surrendered, or for which no commercial project has been identified.

Subject to certain conditions, if Township determines that a commercial project on one or more of the leases is economic and wishes to construct a commercial project, Township is required to notify the Triple 7 Joint Venture. Upon commencement of construction of such a commercial project Township shall pay to the Triple 7 Joint Venture the sum of $6,000,000 Canadian.

In addition to such payments Township has granted each of the Triple 7 Joint Venture partners a royalty in the Acquired Leases of $0.03 Canadian per barrel, or $450,000 Canadian per year, whichever is greater.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

10.1 Triple 7 Joint Venture Agreement, incorporated by reference from Form 8-K filed August 10, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CanWest Petroleum Corporation
(Registrant)

Date: August 11, 2005	/s/ Thornton J. Donaldson
Name: Thornton J. Donaldson
Title: President